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Exhibit 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income Per Share

Primary Earnings Per Share

                                                   Three Months Ended                      Six Months Ended
                                             ---------------------------------     --------------------------------
                                               August 31,         August 26,           August 31,       August 26,
                                                  1996               1995                 1996             1995
                                             --------------   ----------------     ----------------   -------------

Net income                                    $     11,165     $        5,755       $       20,781     $    12,261
                                             ==============   ================     ================   =============

Net income per share                          $       0.15     $         0.09       $         0.27     $      0.19
                                             ==============   ================     ================   =============


Weighted average shares outstanding                 70,031             60,264               69,631          59,689

Common Stock Equivalents:
    Stock options and warrants                       6,174              4,246                6,111           4,028
                                             --------------   ----------------     ----------------   -------------


Total weighted average shares outstanding           76,205             64,510               75,742          63,717
                                             ==============   ================     ================   =============

Fully Diluted Earnings Per Share

Fully diluted earnings per share differs from primary earnings per share by less than 3%.